EXHIBIT 99.1

TPI Composites, Inc. Appoints Charles Stroo as Chief Operating Officer, Wind

SCOTTSDALE, Ariz., Nov. 27, 2023 (GLOBE NEWSWIRE) -- TPI Composites, Inc., (TPI) (Nasdaq: TPIC), announced today that it has appointed Charles (Chuck) Stroo as Chief Operating Officer, Wind, effective November 27, 2023.

In his role, Chuck will lead TPI’s global wind manufacturing operations. Prior to joining TPI, Chuck served in multiple, global operational roles at Collins Aerospace, most recently as Vice President of Power & Controls Operations. Chuck started his career with Collins Aerospace over twenty years ago as an engineer before transitioning to operational roles. Chuck holds a Bachelor of Science Degree in Electrical Engineering from Iowa State University and a Master of Business Administration from St. Ambrose University.

Bill Siwek, TPI’s CEO commented, “We are thrilled to have Chuck join the TPI executive team.  Chuck’s broad-based, global operational background will help us continue to focus on operating our business efficiently in a challenging macro environment and position TPI for long term, profitable growth.”

About TPI Composites, Inc.

TPI Composites, Inc. is a global company focused on innovative and sustainable solutions to decarbonize and electrify the world. TPI delivers high-quality, cost-effective composite solutions through long-term relationships with leading OEMs in the wind and automotive markets. TPI is headquartered in Scottsdale, Arizona and operates factories in the U.S., Mexico, Türkiye and India. TPI operates additional engineering development centers in Denmark and Germany and global service training centers in the U.S. and Spain.

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